Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Aon Savings Plan of Aon Corporation (the “Company”), of our reports (a) dated February 25, 2011, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, each included in the Company’s Annual Report on Form 10-K, and (b) dated June 29, 2011, with respect to the financial statements and schedule of the Aon Savings Plan included in the plan’s Annual Report on Form 11-K, both for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
January 4, 2012